Exhibit 99.1

News Release

ANALYSTS AND MEDIA CONTACT:

Susan Kappes (972) 855-3729

Atmos Energy Corporation Reports

Strong Results for Fiscal 2005 First Quarter

DALLAS (February 8, 2005)–Atmos Energy Corporation (NYSE: ATO) today reported that net income in the first quarter of its 2005 fiscal year more than doubled from results in the same period last year. Net income for the three months ended December 31, 2004, was $59.6 million, or $0.79 per diluted share, compared with net income of $29.5 million, or $0.57 per diluted share, for the three months ended December 31, 2003.

Earnings in the fiscal 2005 first quarter include results of operations of the acquired natural gas utility distribution and pipeline operations of TXU Gas Company (TXU Gas). After completing the acquisition on October 1, 2004, Atmos Energy formed its Mid-Tex Division to operate the utility distribution operations and its Atmos Pipeline–Texas Division to operate the gas pipeline and storage operations. Together, the new divisions contributed $24.3 million of the total $30.1 million increase in net income for the 2005 first quarter.

Earnings per diluted share for the fiscal 2005 first quarter increased 39 percent over the same quarter a year ago, reflecting the effects of a 23.9 million share increase, quarter over quarter, in the company’s weighted average number of diluted shares. The increase in shares was primarily due to issuing 26.0 million shares in July and October 2004 to partially finance the TXU Gas acquisition.

“Our 2005 first-quarter results display how beneficial the TXU Gas acquisition will be for Atmos Energy,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “In our utility segment, the acquisition clearly strengthened our earnings and offers prospects for continued growth. The strong performance by the acquired pipeline and storage operations, along with our existing nonutility gas marketing segment, helped overcome lower performance in our historical utility operations caused largely by unseasonably warm weather during the quarter. We feel confident that Atmos Energy is on track to meet our previously announced guidance for fiscal 2005 of earning between $1.65 and $1.75 per diluted share.”

Consolidated gross profit for the three months ended December 31, 2004, was $324.5 million, compared with $159.1 million for the three months ended December 31, 2003. The increase in consolidated gross profit reflects the positive effects of the TXU Gas acquisition coupled with strong performance in the nonutility natural gas marketing segment.

Utility gross profit increased to $257.3 million for the three months ended December 31, 2004, compared with $138.4 million in the same period last year, before intersegment eliminations. Consolidated utility throughput increased to 118.9 billion cubic feet (Bcf) for the three months ended December 31, 2004, compared with 68.2 Bcf for the prior-year quarter. The increases in utility gross profit and throughput primarily reflect the contribution of $114.0 million gross profit and 51.9 Bcf in throughput from the acquired TXU Gas operations as well as the effect of rate increases in West Texas and Mississippi that were not in effect during the same period last year. For the three months ended December 31, 2004, weather was 12 percent warmer than normal, as adjusted for jurisdictions with weather-normalized operations. Excluding the new Mid-Tex operations, weather was 6 percent warmer than normal for the three months ended December 31, 2004, and 1 percent warmer than the same period last year.

Natural gas marketing gross profit was $26.8 million for the three months ended December 31, 2004, compared with $17.5 million in the same period last year, before intersegment eliminations. The improvement in natural gas marketing gross profit was primarily attributable to the favorable mark-to-market impact on increased physical volumes in storage. Consolidated natural gas marketing sales volumes were 60.3 Bcf during the three months ended December 31, 2004, compared with 58.9 Bcf in the prior-year quarter.

On October 1, 2004, Atmos Energy created a separate pipeline and storage reporting segment to manage the company’s gas pipeline and storage operations. This segment combines the regulated pipeline and storage operations of the Atmos Pipeline–Texas Division and the nonregulated pipeline and storage operations of Atmos Pipeline and Storage, LLC, which was previously included in the other nonutility segment. Pipeline and storage gross profit was $39.8 million for the three months ended December 31, 2004, compared with $2.6 million for the three months ended December 31, 2003. The increase was due to 72.8 Bcf of incremental pipeline transportation volumes from the operations of the Atmos Pipeline–Texas Division, which was formed from the acquired TXU Gas pipeline and storage operations.

Consolidated operation and maintenance expense for the three months ended December 31, 2004, was $113.1 million, compared with $56.9 million for the three months ended December 31, 2003. Excluding the provision for doubtful accounts and a $48.9 million increase attributable to the new Mid-Tex and Atmos Pipeline–Texas Divisions, operation and maintenance expense for the three months ended December 31, 2004, increased $3.0 million compared with the same quarter in 2003, primarily due to increased employee compensation and benefits. The provision for doubtful accounts increased $4.3 million to $7.5 million for the three months ended December 31, 2004, compared with $3.2 million in the prior year period. The increase in the provision for doubtful accounts was primarily attributable to the new Mid-Tex operations. In the utility segment, the average cost of natural gas for the three months ended December 31, 2004, was $7.22 per thousand cubic feet (Mcf), compared with $6.35 per Mcf for the three months ended December 31, 2003.

Depreciation and amortization expense for the quarter ended December 31, 2004, was $44.0 million, compared with $23.5 million in the prior-year period. The $20.5 million increase primarily reflects the depreciation associated with the operations of the new Mid-Tex and Atmos Pipeline–Texas Divisions.

Taxes, other than income taxes, for the three months ended December 31, 2004, were $38.7 million, compared with $15.1 million for the prior-year period. The $23.6 million increase was primarily attributable to additional franchise, payroll and property taxes associated with the new Mid-Tex and Atmos Pipeline–Texas operations and higher franchise taxes due to higher revenues. Increases in franchise taxes have no effect on the company’s net income because these amounts are revenue-based and are recovered through customer billings.

Interest charges for the three months ended December 31, 2004, were $32.5 million, compared with $17.3 million for the three months ended December 31, 2003. The $15.2 million increase was primarily due to higher average outstanding debt balances and the resulting incremental interest expense associated with Atmos Energy’s $1.4 billion debt offering in October 2004 used to partially finance its TXU Gas acquisition.

Miscellaneous income for the three months ended December 31, 2004, was $0.4 million, compared with $1.2 million for the three months ended December 31, 2003. The $0.8 million decrease primarily was due to the absence during the current-year quarter of equity earnings associated with the company’s Heritage Propane Partners, L.P., interest, which was sold in January 2004.

For the three months ended December 31, 2004, operating activities provided cash of $67.9 million, compared with $11.5 million for the three months ended December 31, 2003. The quarter-over-quarter increase was primarily due to increased net income, more effective management of working capital partially offset by lower than expected utility sales volumes due to the effect of warmer weather. In addition, cash flow was negatively affected by a 14 percent higher average cost of gas, as compared with the prior-year quarter, and by seasonally unfavorable purchased gas cost recoveries.

Capital expenditures increased to $67.2 million for the three months ended December 31, 2004, from $45.5 million for the three months ended December 31, 2003, primarily reflecting spending for the new Mid-Tex Division of $23.4 million and for the Atmos Pipeline–Texas Division of $1.1 million.

Highlights and Recent Developments

Acquisition of TXU Gas Operations Completed

On October 1, 2004, Atmos Energy completed its acquisition of the natural gas distribution and pipeline operations of TXU Gas Company. Atmos Energy paid approximately $1.905 billion in cash for the acquisition, which was funded by issuing both senior unsecured notes and common stock. The acquisition increased the company’s number of customers served in its gas distribution business to more than 3.1 million and made Atmos Energy the largest pure-play natural gas distribution company in the United States. It also made the company one of the largest intrastate pipeline operators in Texas.

Atmos Energy and Energy Transfer Partners Agree to Build Natural Gas Pipeline

On January 12, 2005, Atmos Energy signed a letter of intent with Energy Transfer Partners L.P. to jointly construct, own and operate a 45-mile, 30-inch natural gas pipeline in the northern portion of the Dallas/Fort Worth Metroplex. Under terms of the letter of intent, Energy Transfer will provide the initial capital to build the pipeline, and Atmos Energy will contribute its share of capital within two years of signing a definitive agreement. The new pipeline is expected to be in operation by December 31, 2005.

Conference Call to be Webcast February 9

Atmos Energy Corporation will host a conference call with financial analysts to discuss the financial results of its fiscal 2005 first quarter on Wednesday, February 9, 2005, at 7 a.m. CST. The telephone number is 800-218-0713. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation also will be available on the company’s Web site. A playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; JD Woodward, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Kappes, vice president, investor relations and corporate communications.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “believes,” “estimate,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the successful integration of the Company’s acquisition of the operations of TXU Gas, the Company’s ability to continue to access the capital markets and the other factors discussed in the Company’s SEC filings. These factors include the risks and uncertainties discussed in the Company’s Form 10-K for the fiscal year ended September 30, 2004. Although the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving more than 3.1 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas storage and pipeline assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31
(000s except per share)	2004	2003
Operating revenues:
Utility segment	$913,681	$460,488
Natural gas marketing segment	493,801	373,829
Pipeline and storage segment(1)	43,690	2,919
Other nonutility segment(1)	1,359	709
Intersegment eliminations	(83,907)	(74,329)

	1,368,624	763,616
Purchased gas cost:
Utility segment	656,370	322,064
Natural gas marketing segment	466,957	356,331
Pipeline and storage segment(1)	3,872	327
Other nonutility segment(1)	—	—
Intersegment eliminations	(83,027)	(74,159)

	1,044,172	604,563

Gross profit	324,452	159,053

Operation and maintenance expense	113,126	56,916
Depreciation and amortization	43,997	23,473
Taxes, other than income	38,655	15,123

Total operating expenses	195,778	95,512

Operating income	128,674	63,541

Miscellaneous income	385	1,207
Interest charges	32,542	17,335

Income before income taxes	96,517	47,413
Income tax expense	36,918	17,872

Net income	$59,599	$29,541

Basic net income per share	$0.79	$0.57
Diluted net income per share	$0.79	$0.57

Cash dividends per share	$.310	$.305

Weighted average shares outstanding:
Basic	75,306	51,483
Diluted	75,725	51,861

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

	Three Months Ended December 31
Summary Net Income by Segment (000s)	2004	2003
Utility	$37,023	$21,111
Natural gas marketing	13,262	7,536
Pipeline and storage(1)	9,084	515
Other nonutility(1)	230	379

Consolidated net income	$59,599	$29,541

(1)	Effective October 1, 2004, Atmos Energy created the pipeline and storage segment, which reflects the regulated pipeline and storage operations of the Atmos Pipeline–Texas Division and the nonregulated pipeline and storage operations of Atmos Pipeline and Storage, L.L.C, which was previously included in the other nonutility segment. Segment information for all prior-year periods has been restated to reflect this new organizational structure.

Condensed Balance Sheets (000s)	December 31, 2004	September 30, 2004

Net property, plant and equipment	$3,223,143	$1,722,521

Cash and cash equivalents	25,162	201,932
Accounts receivable, net	640,760	211,810
Gas stored underground	389,625	200,134
Other current assets	152,686	63,236

Total current assets	1,208,233	677,112

Goodwill and intangible assets	647,938	238,272
Deferred charges and other assets	271,682	231,978

	$5,350,996	$2,869,883

Shareholders’ equity	$1,539,078	$1,133,459
Long-term debt	2,255,173	861,311

Total capitalization	3,794,251	1,994,770

Accounts payable and accrued liabilities	653,403	185,295
Other current liabilities	283,130	223,265
Short-term debt	28,797	—
Current maturities of long-term debt	5,897	5,908

Total current liabilities	971,227	414,468

Deferred income taxes	145,637	213,930
Deferred credits and other liabilities	439,881	246,715

	$5,350,996	$2,869,883

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2004	2003
Cash flows from operating activities

Net income	$59,599	$29,541
Depreciation and amortization	44,251	24,145
Deferred income taxes	8,308	19,347
Changes in assets and liabilities	(45,231)	(61,054)
Other	977	(476)

Net cash provided by operating activities	67,904	11,503

Cash flows from investing activities

Capital expenditures	(67,201)	(45,471)
Acquisitions	(1,912,532)	—
Other	(1,051)	489

Net cash used in investing activities	(1,980,784)	(44,982)

Cash flows from financing activities

Net increase in short-term debt	28,797	73,200
Net proceeds from issuance of long-term debt	1,385,847	—
Repayment of long-term debt	(3,373)	(5,363)
Settlement of Treasury lock agreements	(43,770)	—
Cash dividends paid	(24,521)	(15,744)
Net proceeds from equity offering	382,014	—
Issuance of common stock	11,116	7,413

Net cash provided by financing activities	1,736,110	59,506

Net increase (decrease) in cash and cash equivalents	(176,770)	26,027
Cash and cash equivalents at beginning of period	201,932	15,683

Cash and cash equivalents at end of period	$25,162	$41,710

	Three Months Ended December 31
Statistics	2004	2003
Heating degree days *	988	1,240
Percent of normal *	88%	95%
Consolidated utility gas throughput (MMcf as metered)	118,935	68,179
Consolidated natural gas marketing sales volumes (MMcf)	60,296	58,917
Consolidated pipeline transportation volumes (MMcf)	72,753	—
Natural gas meters in service	3,184,727	1,683,387
Utility average cost of gas	$7.22	$6.35

*	Adjusted for weather-normalized operations.

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